Exhibit 10.26

Anstellungsvertrag	Service Contract

zwischen	between

CSA Germany Verwaltungs GmbH Fred-Joachim-Schoeps-Straße 55 68535 Edingen- Neckarhausen – nachfolgend “Gesellschaft” –	CSA Germany Verwaltungs GmbH Fred-Joachim-Schoeps-Straße 55 68535 Edingen- Neckarhausen – hereinafter referred to as the “Company” –

und	and

Herrn Juan Fernando de Miguel Posada Alba de Tormes, 37 28770 Colmenar Viejo Madrid, Spanien – nachfolgend “Herr de Miguel” –	Mr. Juan Fernando de Miguel Posada Alba de Tormes, 37 28770 Colmenar Viejo Madrid, Spain – hereinafter “Mr. de Miguel ” –

§ 1	Beginn des Anstellungsverhältnisses	§ 1	Commencement of the Employment Relationship

Das Anstellungsverhältnis beginnt am 1. März 2013.		The employment relationship shall commence on March 1, 2013.

§ 2	Aufgabenbereich	§ 2	Duties

1.	Herr de Miguel übernimmt für Cooper Standard Automotive die Position als President-Europe. Er wird zum Geschäftsführer der Gesellschaft bestellt werden. Er hat die für diese Position jeweils anfallenden Aufgaben und Pflichten zu erfüllen. Er ist in Gemeinschaft mit den weiteren Mitgliedern der Geschäftsführung für die Leitung der Gesellschaft verantwortlich. Seine Rechte und Pflichten ergeben sich aus dem Gesetz, der Satzung der Gesellschaft und der Geschäftsordnung für die Geschäftsführung in ihrer jeweils geltenden Fassung sowie aus diesem Anstellungsvertrag und den Weisungen der Gesellschafter.	1.	Mr. de Miguel shall take up the position of President-Europe for Cooper Standard Automotive. He shall be appointed as managing director (Geschäftsführer) of the Company. He shall carry out all the tasks and obligations connected to this position. He shall share responsibility for managing the Company with the other members of the management. His rights and duties shall be as laid down by law, in the Company’s articles of association and rules of procedure for the management as amended, as set forth in this Service Contract and as per the instructions of the shareholders.

	Im Rahmen dieser Position ist Herr de Miguel auch verpflichtet, weitere Ämter, z.B. als Geschäftsführer, Vorstandsmitglied oder in Beiräten anderer verbundener Unternehmen zu übernehmen.		Within the framework of this position, Mr. de Miguel is also obliged to take up further offices, such as managing director, executive officer or positions on advisory boards of other affiliated companies.

2.	Das jeweilige Aufgabengebiet von Herrn de Miguel sowie seine Berichts- und Stellungsverhältnisse innerhalb der Cooper Standard Automotive können bei Bedarf durch die zuständigen Organe geändert und angepasst werden. Ihm können andere oder zusätzliche Aufgaben übertragen werden.	2.	The tasks assigned to Mr. de Miguel as well as his reporting chains and status within Cooper Standard Automotive may, if necessary, be amended and adjusted by the competent corporate bodies. He may be assigned different or additional tasks.

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3.	Herr de Miguel wird zunächst in Mannheim eingesetzt. Er wird aber jederzeit auf Wunsch der Gesellschaft an einen anderen Arbeitsort wechseln.	3.	Mr. de Miguel shall initially work in Mannheim. However, he shall move to another site at any time at the request of the company.

§ 3	Arbeitszeit	§ 3	Hours of Work

Herr de Miguel wird seine ganze Arbeitskraft Cooper Standard Automotive und der Gesellschaft widmen.		Mr. de Miguel shall devote all of his time and efforts to Cooper Standard Automotive and the Company.

§ 4	Vergütung	§ 4	Remuneration

1.	Herr de Miguel erhält für seine Tätigk-eit ein Jahres-Grundgehalt von EUR 400.000,00 brutto. Das Jahresgrundgehalt wird in zwölf gleichen Raten zum Ende eines jeden Kalendermonats gezahlt.	1.	Mr. de Miguel shall receive for the performance of his duties an annual base salary of EUR 400,000.00 gross. The annual base salary shall be paid in twelve equal instalments at the end of each calendar month.

2.	Das Gehalt unterliegt der Lohnsteuer und ggf. der Sozialversicherung.	2.	Wage tax and social insurance contributions, where applicable, shall be deducted from the salary.

3.	Mit diesem Gehalt und der in § 5 vorgesehenen Bonusregelung sind alle Dienstleistungen von Herrn de Miguel einschließlich evtl. zusätzlich übertragener Geschäftsführerpositionen und/oder damit vergleichbarer Ämter, soweit hierüber keine gesonderte Vereinbarung getroffen wird, insbesondere auch evtl. Dienst-reisen, Überstunden, Mehr-, Sonn- und Feiertagsarbeit abgegolten.	3.	This salary and the bonus scheme provided for in § 5 shall be deemed to cover all services carried out by Mr. de Miguel, including services carried out under any additional managing director positions and/or comparable offices taken up by him, insofar as these are not covered by a separate agreement, in particular also any business trips, overtime and extra work as well as work on Sundays and public holidays.

4.	Das Grundgehalt wird ab dem Jahr 2014 jährlich in Übereinstimmung mit den bei Cooper Standard geltenden Richtlinien für Führungskräfte überprüft werden.	4.	His basic salary shall, beginning in 2014, be reviewed annually in line with Cooper Standard’s practice for senior executives.

5.	Herr de Miguel wird über seine Bezüge Dritten gegenüber Stillschweigen bewahren.	5.	Mr. de Miguel shall maintain confidentiality vis-à-vis third parties with regard to his remuneration.

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§ 5	Bonus	§ 5	Bonus

1.	Herr de Miguel kann einen jährlichen Leistungsbonus erhalten, der nach Art und Höhe sowie Bedingungen dem Leistungsbonus entspricht, den andere mit ihm vergleichbare Führungskräfte („senior executives“) bei Cooper Standard Automotive aufgrund der jeweils geltenden Regelungen, die in jedem Jahr neu aufgesetzt werden können, jeweils erhalten können. Die Einzelheiten werden Herrn de Miguel jeweils separat mitgeteilt.	1.	Mr. de Miguel shall be eligible to receive an annual incentive bonus which corresponds in terms of type and amount and conditions to the incentive bonuses for which other senior executives at Cooper Standard Automotive comparable to him are eligible on the basis of the respective applicable provisions that can be amended each year. Mr. de Miguel shall, in each case, be separately informed as to the details.

	Im Falle einer unterjährigen Beendigung des Anstellungsverhältnisses richten sich die Ansprüche von Herrn de Miguel hinsichtlich seines jährlichen Leistungsbonus für das jeweilige Jahr nach den Bedingungen für den jährlichen Leistungsbonus oder nach den Cooper Standard-Planunterlagen, die für diesen Bonus maßgeblich sind.		Should Mr. de Miguel’s service contract be terminated during the course of a year, Mr. de Miguel’s entitlements with respect to his annual bonus shall be governed by the terms of the annual incentive award or the Cooper Standard plan documents that govern such bonus.

2.	Daneben nimmt Herr de Miguel auch am Long-Term Incentive Plan (LTIP) von Cooper Standard Automotive in seiner jeweils geltenden Fassung bzw. an sonstigen Plänen teil, die den LTIP ergänzen oder ersetzen können.	2.	Mr. de Miguel shall also participate in Cooper Standard Automotive’s Long-Term Incentive Plan (LTIP), in the version applicable, or any other plan that may amend or supersede it.

§ 6	Signing Bonus	§ 6	Signing Bonus

Herr de Miguel erhält nach vertragsgemäßem Antritt mit der ersten monatlichen Rate seines Jahresgrundgehalts einen einmaligen garantierten Signing Bonus in Höhe von EUR 250.000,00 brutto ausgezahlt. Für den Fall, dass Herr de Miguel vor Ablauf des 31. Dezember 2013 auf eigenen Wunsch erklärt, die Gesellschaft verlassen zu wollen, ist er verpflichtet, den Signing Bonus vollständig an die Gesellschaft zurückzuzahlen.		After having taken up his position in accordance with the Contract, Mr. de Miguel shall receive a guaranteed one-off signing bonus in the amount of EUR 250,000.00 gross with the first monthly instalment of his annual basic salary. Should Mr. de Miguel declare, before the end of 31 December 2013, at his own request that he wishes to leave the Company, he shall be obliged to pay back the full signing bonus to the Company.

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§ 7	Reisekosten/Aufwendungsersatz	§ 7	Travel Expenses/Reimbursement of Costs

Reisekosten und sonstige Aufwendungen, die Herrn de Miguel in der Ausübung seiner Aufgaben im Rahmen dieses Vertrages entstehen, werden ihm nach den jeweils gültigen Richtlinien der Gesellschaft erstattet.		Travel expenses and other expenses incurred by Mr. de Miguel in the execution of his duties in connection with this Contract shall be reimbursed according to the applicable Company guidelines.

§ 8	Unterkunft/Mehrkosten für Auslandstätigkeit	§ 8	Accommodation/additional costs for work abroad

1.	Die Gesellschaft stellt Herrn de Miguel für die Dauer seiner Tätigkeit für die Gesellschaft eine für ihn geeignete Wohnung in der Nähe seines jeweiligen Arbeitsortes (zu Beginn seiner Tätigkeit zunächst im Raum Mannheim) zur Verfügung. Neben der Miete für die Wohnung übernimmt die Gesellschaft auch die entstehenden Nebenkosten und Steuern, einschließlich eventueller Einkommensteuer. Sollte die zur Verfügung gestellte Wohnung nicht möbliert sein, wird die Gesellschaft eine Grundmöblierung zur Verfügung stellen.	1.	The Company shall provide Mr. de Miguel with an adequate apartment for him in the vicinity of his respective place of work (at the start of his work, initially in the Mannheim region) for the duration of his employment. In addition to paying the rent for such accommodation the Company shall also pay the resulting ancillary costs and taxes, including income taxes, if any. Should the apartment thus provided not be furnished, the Company shall provide the basic furniture.

2.	Zusätzlich zahlt die Gesellschaft an Herrn de Miguel einen Betrag von monatlich EUR 2.500,00 netto als Ausgleich für entstehende Mehrkosten, solange er in Deutschland arbeitet. Dieser Betrag gilt auch für Hotelkosten, die Herrn de Miguel nach seinem Dienstantritt entstehen, bis eine angemessene Unterkunft an oder in der Nähe seines Dienstortes gefunden ist.	2.	The Company shall also pay Mr. de Miguel a monthly sum of EUR 2,500 net as compensation for additional expenses incurred for the duration of his employment in Germany. This amount shall also apply to the costs for hotel accommodation incurred by Mr. de Miguel between his commencement of service up until he has found adequate accommodation at the location or in the vicinity of his place of work.

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§ 9	Altersversorgung	§ 9	Pension Scheme

Die Gesellschaft wendet zu Gunsten von Herrn de Miguel jährlich einen Bruttobetrag von 15 % des in § 4 Ziff. 1 festgesetzten Jahresgrundgehalts für dessen betriebliche Altersversorgung auf. Besteht das Anstellungsverhältnis nicht während des gesamten Kalenderjahres, erfolgt die Zahlung anteilig. Die sich hieraus ergebenden Ansprüche auf eine betriebliche Altersversorgung sind sofort unverfallbar. Die Einzelheiten der Durchführung der betrieblichen Altersversorgung und Auszahlung dieses Betrags werden noch gesondert festgelegt.		Each year, the Company shall pay a gross amount of 15% of the annual basic salary pursuant to § 4(1) for Mr. de Miguel’s company old age pension on his behalf. Such payment shall be made pro rata where the service relationship does not exist for the entire calendar year. The resulting claims to a company old age pension shall become immediately vested. The details as to the implementation of the pension and payment of this amount will be stipulated separately.

§ 10	Kranken- und Sozialversicherung	§10	Health and social insurance

1.	Herr de Miguel hat Anspruch auf Krankenversicherungsleistungen, deren Wert dem Wert der anderen, vergleichbaren Führungskräften gewährten Krankenversicherungsleistungen vergleichbar ist. Zusätzlich erhalten Herr de Miguel sowie seine Ehefrau und seine unterhaltsberechtigten Kinder eine zusätzliche Krankenversicherung, soweit dies notwendig ist, um eine umfassende Gesundheitsversorgung sicherzustellen.	1.	Mr. de Miguel shall be entitled to health insurance comparable in value to that provided other senior executives in similar positions. Mr. de Miguel and his wife and dependent children shall also receive, to the extent necessary, supplementary health insurance in order to ensure comprehensive health care.

2.	Herr de Miguel bleibt im Übrigen nach den für seine Beschäftigung jeweils einschlägigen sozialversicherungsrechtlichen Bestimmungensozialversichert und erhält insoweit die danach jeweils nach den einschlägigen sozialversicherungsrechtlichen Bestimmungen anfallenden, vom Arbeitgeber zu tragenden Arbeitgeberbeiträge.	2.	Mr. de Miguel shall otherwise remain covered in accordance with the respective applicable social security provisions relevant for his job and shall, in this respect, receive the employer contributions to be paid by the employer in accordance with the respective applicable social security provisions.

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§ 11	Ausgleich von Steuernachteilen	§ 11	Compensation for tax disadvantages

Die Gesellschaft übernimmt die Kosten für eine steuerrechtliche Beratung durch Deloitte Tax LLP, während Herr de Miguel in Deutschland beschäftigt ist. Die Gesellschaft wird Herrn de Miguel steuerliche Nachteile, die er durch seine Auslandstätigkeit in Deutschland hat, für die Dauer seines Aufenthalts in Deutschland ausgleichen. Der von der Gesellschaft auszugleichende Betrag wird auf Basis der endgültig zu entrichtenden Einkommenssteuer im Heimatland von Herrn de Miguel, abzüglich aller zulässigen Abzüge, errechnet. Die Ermittlung des Betrags erfolgt durch die Steuerberater der Gesellschaft, Deloitte Tax LLP.		The Company shall assume the costs of tax advice provided by Deloitte Tax LLP during Mr. de Miguel’s services in Germany. The Company shall reimburse Mr. de Miguel for tax disadvantages suffered as a result of working in Germany. The amount paid by the Company as compensation shall be determined on the basis of the income tax ultimately payable in Mr. de Miguel’s home country, less all permissible deductions. The amount shall be calculated by the Company’s tax advisors, Deloitte Tax LLP.

§ 12	Firmenwagen	§ 12	Company Car

Die Gesellschaft stellt Herrn de Miguel für seine Tätigkeit im Rahmen dieses Vertrages einen Pkw gemäß den betrieblichen internen Richtlinien in ihrer jeweils gültigen Fassung zur Verfügung. Die Kosten der Benutzung des Fahrzeuges trägt die Gesellschaft. Herr de Miguel darf den Pkw auch privat nutzen. Soweit Herr De Miguel die Vorteile der Privatnutzung nach Maßgabe der hierfür geltenden deutschen steuerlichen Regelungen selbst versteuern muss, ist dies im Rahmen des Ausgleichs von Steuernachteilen gemäß § 11 zu berücksichtigen. Die Vorteile der Privatnutzung trägt Herr de Miguel nach Maßgabe der hierfür jeweils geltenden steuerlichen Regelungen.		The Company shall, in accordance with the Company’s applicable internal guidelines, provide Mr. de Miguel with a car for his duties in connection with this Contract. All costs incurred by virtue of the use of the said car shall be borne by the Company. Mr. de Miguel may also use the car for private purposes. Insofar as Mr. De Miguel must pay tax on the benefits arising from private use pursuant to the applicable German tax regulations, this shall be taken into account as part of the compensation for tax disadvantages in accordance with § 11. The benefits arising from the private use of the car shall be for the account of Mr. de Miguel in accordance with the applicable tax provisions.

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§ 13	Urlaub	§ 13	Holiday

1.	Herr de Miguel hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen.	1.	Mr. de Miguel is entitled to 30 working days of holiday per year.

	Im Jahr 2013 hat Herr de Miguel Anspruch auf 25 Tage Urlaub.		Mr. de Miguel is entitled to 25 days of holiday in 2013.

2.	Der Urlaub ist unter Berücksichtigung der Belange der Gesellschaft im Einvernehmen mit dem Chief Executive Officer festzulegen.	2.	The dates on which the days of holiday are to be taken shall be determined in agreement with the Chief Executive Officer, taking the Company’s interests into account.

§ 14	Arbeitsverhinderung	§ 14	Incapacity for Work

1.	Herr de Miguel ist verpflichtet, dem Unternehmen eine Arbeitsverhinderung unverzüglich anzuzeigen.	1.	Mr. de Miguel shall be obliged to notify the Company immediately should he be unable to carry out his work.

2.	Bei einer krankheitsbedingten oder sonstigen unverschuldeten Arbeitsunfähigkeit leistet die Gesellschaft für die Dauer von sechs Monaten Gehaltsfortzahlung. Herr de Miguel muss sich auf diese Zahlungen anrechnen lassen, was er von Sozialversicherungen oder gesetzlichen oder privaten Krankenversicherungen (Krankengeld, Krankentagegeld, Rente) oder sonstigen Dritten an Leistungen erhält.	2.	Should Mr. de Miguel be unable to work on account of illness or for other reasons not attributable to fault on his part, the Company shall continue to pay his salary for a period of six months. Mr. de Miguel must allow the benefits he receives from social security or statutory or private health insurance (sick pay, daily sickness allowance, pension) or other third parties to be counted towards such salary payments.

§ 15	Geheimhaltung	§ 15	Confidentiality

1.	Herr de Miguel ist verpflichtet, alle vertraulichen Informationen über Geschäfte, Vertragsbeziehungen, Abschlüsse, oder sonstige Angelegenheiten der Gesellschaft oder verbundener Unternehmen geheim zu halten. Das gleiche gilt auch für die Zeit nach Beendigung des Anstellungsverhältnisses.	1.	Mr. de Miguel is obliged to maintain confidentiality with regard to all confidential information regarding business, contractual relationships, contracts entered into, or other affairs of the Company or affiliated companies. This shall also apply after the termination of the employment.

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2.	Herr de Miguel verpflichtet sich ferner, der Gesellschaft über alle Geschäftsvorgänge, an denen er mitgewirkt hat, oder die ihm aufgrund seiner dienstlichen Tätigkeit zur Kenntnis gekommen sind, auch nach Beendigung des Anstellungsverhältnisses Auskunft zu erteilen.	2.	Mr. de Miguel further undertakes to provide the Company with information regarding all business transactions in which he was involved or of which he became aware in the course of his duties, even after termination of the contract.

§ 16	Wettbewerbsverbot	§ 16	Prohibition of Competition

1.	Herrn de Miguel ist es untersagt, während der Dauer dieses Vertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht. In gleicher Weise ist es Herrn de Miguel untersagt, während der Dauer dieses Vertrages ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Aktienbesitz von unter 5% an börsennotierten Aktien-gesellschaften gilt nicht als eine Beteiligung im Sinne der vorstehenden Regelungen, soweit kein Einfluss auf die Organe der Gesellschaft besteht.	1.	During the term of this Contract, Mr. de Miguel is not permitted to work or give any kind of support in any form - be it as an employee, or on a self-employed or any other basis – for an undertaking that competes directly or indirectly with the Company. Nor is Mr. de Miguel permitted, during the term of this Contract, to set up, acquire, or acquire a direct or indirect interest in, any such undertaking. A shareholding of less than 5% in a listed company shall not be deemed an “interest” in the above sense provided it does not enable Mr. de Miguel to exert any influence over the Company’s executive bodies.

2.	Herrn de Miguel ist es untersagt, während der Dauer dieses Vertrags andere Arbeitnehmer der Gesellschaft und mit dieser verbundener Unternehmen für eigene oder fremde Zwecke abzuwerben, Dritte zur Abwerbung anzustiften oder diese bei Abwerbungsaktivitäten zu unterstützen. Dies gilt auch wenn Herr de Miguel freigestellt ist.	2.	Mr. de Miguel shall be prohibited, during the term of this Contract, from hiring away other employees of the Company and its affiliated undertakings for his own purposes or those of third parties, or from causing third parties to hire such employees away, or from supporting third parties in this regard. This shall also apply during the period in which Mr. de Miguel is released from his duties.

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3.	Die Bestimmungen nach Abs. 1 und 2 gelten auch zugunsten der mit der Gesellschaft verbundenen Unternehmen.	3.	The provisions of para. 1 and para. 2 shall also apply with regard to the Company’s affiliated undertakings.

4.	Beteiligungen des Ehegatten sowie von Verwandten ersten Grades an Unternehmen im Sinne des vorstehenden Absatzes hat Herr de Miguel unverzüglich anzuzeigen.	4.	Mr. de Miguel agrees to notify the Company without delay about any interests held by his spouse or immediate relatives in undertakings within the meaning of the above.

§ 17	Ämter/Nebentätigkeit/Veröffentlichungen	§ 17	Offices/SecondaryOccupation/ Publications

1.	Eine Nebenbeschäftigung ist unzulässig, soweit berechtigte Interessen von Cooper Standard Automotive oder der Gesellschaft berührt werden. Die Aufnahme jeder Nebentätigkeit bedarf der vorherigen schriftlichen Anzeige gegenüber der Gesellschaft. Erhebt die Gesellschaft Einwendungen, darf die Nebentätigkeit nicht aufgenommen werden. Eine entsprechende Regelung gilt für die Übernahme von Ämtern, wie z.B. Aufsichtsrats-, Beiratsämter und ähnlicher Positionen.	1.	A secondary occupation shall not be permissible where legitimate interests of Cooper Standard Automotive or the Company are affected. The assumption of any secondary occupation shall require prior written notification vis-à-vis the Company. If the Company raises objections, the secondary occupation may not be taken up. Corresponding provisions shall apply to taking up offices, such as positions on supervisory boards, advisory boards and the like.

2.	Vorträge und Veröffentlichungen auf dem jeweiligen Tätigkeitsgebiet bedürfen der Zustimmung der Geschäftsleitung.	2.	Lectures and publications in the respective area of work shall require the consent of the management.

§ 18	Erfindungen/Copyright	§ 18	Inventions/Copyright

1.	Für Erfindungen von Herrn de Miguel gilt das Arbeitnehmer-Erfindungsgesetz.	1.	The German Employee Invention Act (Arbeitnehmer-Erfindungsgesetz) shall apply to any inventions made by Mr. de Miguel.

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2.	Soweit Herr de Miguel im Zusammenhang mit seiner Tätigkeit urheberrechtsfähige Werke geschaffen hat, steht der Gesellschaft hieran ein umfassendes, ausschließliches und weltweites Verwertungsrecht zu, auch wenn das Beschäftigungsverhältnis zwischen Herrn de Miguel und der Gesellschaft in der Zwischenzeit aufgelöst wurde. Dieses Verwertungsrecht ist mit der vertraglichen Vergütung abgegolten.	2.	Should Mr. de Miguel have created copyrightable works in connection with his activities, the Company shall have a comprehensive and exclusive right to exploit these worldwide, even if the employment relationship between Mr. de Miguel and the Company has in the meantime been terminated. This right of exploitation shall be deemed to have been covered by Mr. de Miguel’s contractual remuneration.

§ 19	Geschäftsunterlagen/Firmengegen-stände	§ 19	Business Documents/Company Property

	Sämtliche an Herrn de Miguel im Rahmen der Ausübung seiner Tätigkeit von Cooper Standard Automotive überlassenen Gegenstände (insbesondere Schlüssel, Laptops, Mobiltelefone, Software etc.) und Unterlagen nebst Fotokopien, stehen der Gesellschaft zu und verbleiben in ihrem Eigentum. Von Herrn de Miguel im Rahmen des Anstellungsverhältnisses erstellte betrieblichen Zwecken dienende Schriftstücke, Arbeitsunterlagen und sonstige Gegenstände sind ebenfalls Eigentum der Gesellschaft. Auf Verlangen der Gesellschaft, spätestens aber mit der Vertragsbeendigung hat Herr de Miguel die vorgenannten Gegenstände und Unterlagen an die Gesellschaft zurückzugeben.		The Company shall be entitled to all items made available by it to Mr. de Miguel in order for him to carry out his work (in particular keys, laptops, mobile telephones, software etc.) as well as documents, including copies; these shall remain the property of the Company. Written documents, working documents and other items produced by Mr. de Miguel for business purposes in connection with the employment relationship shall likewise be the property of the Company. Mr. de Miguel shall be obliged to return the aforesaid items and documents to the Company when requested to do so, at the latest however on termination of the Contract.

§ 20	Vertragsdauer	§ 20	Term of Contract

1.	Der Vertrag ist auf unbestimmte Dauer geschlossen. Das Anstellungsverhältnis kann von beiden Seiten unter Einhaltung einer Kündigungsfrist von 18 Monaten zum Ende eines Monats gekündigt werden.	1.	This Contract is entered into for an indefinite period. The employment relationship may be terminated by either party with 18 months’ notice to the end of a month.

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2.	Die Parteien sind sich einig, dass durch die Vereinbarung der verlängerten Kündigungsfrist von 18 Monaten bei Beendigung des Anstellungsverhältnisses eventuell bestehende Abfindungs- oder Entschädigungsansprüche, sei es dass diese auf einem bei Cooper-Standard bestehenden und für Herrn de Miguel anwendbaren Severance Pay-Programm für Executives oder Mitarbeiter oder auf gesetzlichen oder sonstigen Bestimmungen beruhen, ausgeglichen sind.	2.	The parties agree that any claims to severance or compensation, whether based on a Severance Pay Programme at Cooper-Standard for executives or staff and applicable to Mr. de Miguel or on statutory or other provisions, are deemed satisfied on account of the agreement regarding the extended notice period of 18 months should the employment relationship be terminated.

3.	Das Anstellungsverhältnis endet spätestens mit Ablauf des Monats, in dem Herr de Miguel das Regeleintrittsalter in der gesetzlichen Rentenversicherung erreicht.	3.	The employment relationship shall end no later than the end of the month in which Mr. de Miguel reaches the statutory retirement age.

4.	Das Recht zur außerordentlichen Kündigung bleibt unberührt.	4.	The right to terminate the Contract for cause shall not be affected.

5.	Jede Kündigung bedarf der Schriftform.	5.	Any notice of termination must be given in writing.

§ 21	Beurlaubung	§ 21	Garden leave

Die Gesellschaft ist berechtigt, Herrn de Miguel unter Fortzahlung seiner Vergütungsansprüche freizustellen.		The Company shall be entitled to release Mr. de Miguel from his duties, subject to the continued payment of his remuneration.

§ 22	Schlussbestimmungen	§ 22	Final Provisions

1.	Vertragsänderungen bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für die Änderung dieser Schriftformklausel.	1.	Contractual amendments – including amendments to this provision – can only be made in writing.

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2.	Dieser Vertrag unterliegt ausschließlich dem Recht der Bundesrepublik Deutschland.	2.	This Contract is governed exclusively by the law of Federal Republic of Germany.

3.	Lediglich die deutsche Fassung dieses Vertrages ist verbindlich.	3.	Only the German version of this Contract is binding.

§ 23	Salvatorische Klausel	§ 23	Severability Clause

Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam sein oder werden, oder sollte sich in diesem Vertrag eine Lücke befinden, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, welche dem Sinn und Zweck der unwirksamen Bestimmung entspricht. Im Falle einer Lücke gilt diejenige Bestimmung als vereinbart, die dem entspricht, was nach Sinn und Zweck dieses Vertrages vereinbart worden wäre, hätte man die Angelegenheit von vorn herein bedacht. Dies gilt auch dann, wenn die Unwirksamkeit einer Bestimmung auf einem Maß der Leistung oder Zeit beruht. Es gilt dann das rechtlich zulässige Maß.		If individual provisions of this Contract are or become wholly or partially invalid or if there should be a gap in this Contract, the validity of the remaining provisions shall not be affected by this. In place of the invalid provision, a valid provision shall be deemed to be agreed upon, which corresponds to the sense and purpose of the invalid provision. In the case of a gap, that provision shall be deemed to be agreed upon which corresponds to that which would have been agreed upon according to the purpose and sense of this Contract if the matter had been considered from the outset. This shall also apply if the invalidity of a provision is based on a measurement of performance or time. In such a case, the measurement permitted by law shall apply.

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Unterschriften/Signatures

/s/ Robert C. Johnson	/s/ Fernando de Miguel
Robert C. Johnson, Directeur A	Juan Fernando de Miguel Posada

CSA Germany Verwaltungs-GmbH, vertreten durch die Gesellschafterin (on behalf of the shareholder) CSA International Holdings B.V.

/s/ Maarten van den Berg
Maarten van den Berg, Directeur B

CSA Germany Verwaltungs-GmbH, vertreten durch die Gesellschafterin (on behalf of the shareholder) CSA International Holdings B.V.

Approved:

/s/Jeffrey S. Edwards
Jeffrey S. Edwards, Chairman and Chief Executive Officer

Cooper-Standard Automotive Inc.

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